File No. 333-101108

                               U.S.$15,000,000,000
                      GENERAL MOTORS ACCEPTANCE CORPORATION
                                 SMARTNOTES(SM)
             DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

      Unless otherwise specified in an applicable pricing supplement, the SmartNotes will not be listed on any securities exchange, and there can be no assurance that the SmartNotes offered will be sold or that there will be a secondary market for the notes.

    The Agents have advised GMAC that they may from time to time purchase and sell notes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the notes has been established.

Pricing Supplement No. 28                           Trade Date:     07/03/2003
(To Prospectus dated December 6, 2002)              Issue Date:     07/09/2003

The date of this Pricing Supplement is July 03, 2003

    CUSIP         Stated
     or           Interest                   Price to
Common Code       Rate          Maturity     Public 1     Reallowance
-----------       --------      --------     --------     -----------
 37042 G5G7       2.625%        01/15/2005    100%        0.1250%
 37042 G5H5       3.400%        07/15/2005    100%        0.3000%
 37042 G5J1       4.000%        07/15/2006    100%        0.4500%
 37042 G5K8       5.000%        07/15/2008    100%        0.7500%
 37042 G5L6       6.000%        07/15/2013    100%        1.1000%

Payment           Survivor's                 Subject to Redemption
Frequency         Option        Yes/No       Date and terms of redemption
---------         ----------    -----------------------------------------
Monthly              Yes            No
Quarterly            Yes            No
Monthly              Yes            No
Quarterly            Yes            No
Semi-Annual          Yes            Yes      Callable at 100% on 07/15/2005 and
                                             every coupon date thereafter


1 Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation statement.
                            Per Note             Total
                            --------             -----

Public Offering Price ..... 100.00%              $15,000,000,000

Agents' Discounts
  and Concessions ......... .20%-2.50%           $30,000,000-$375,000,000

Proceeds, before
expenses, to General
Motors Acceptance
Corporation ............... 97.50%-99.80%        $14,625,000,000-$14,970,000,000

(SM) Service Mark of General Motors Acceptance Corporation

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               __________________

ABN AMRO FINANCIAL SERVICES, INC.
    A.G. EDWARDS & SONS, INC.
        EDWARD D. JONES & CO., L.P.
            FIDELITY CAPITAL MARKETS
                a division of National Financial Services LLC
                    MERRILL LYNCH & CO.
                         MORGAN STANLEY
                             PRUDENTIAL SECURITIES
                                 SALOMON SMITH BARNEY
                                     CHARLES SCHWAB & CO. INC.
                                            USB PAINEWEBBER INC.

                                December 6, 2002